EXHIBIT 10.31


                             BION DAIRY CORPORATION


To:     Mike McCloskey, Fair Oaks Dairy Farms
CC:     Tim den Dulk, Fair Oaks Dairy Farms
From:   Dominic Bassani
Date:   June 1, 2006
Re:     Fair Oaks Dairy Farms ("FODF") Project Agreement
        Structure Outline/Letter Agreement ("LA")


Intent. This memorandum is intended (when executed) to outline the terms and conditions under which Bion Dairy Corporation ("BD") will construct a research Bion Treatment System at the Fair Oaks Dairy Farm ("FODF")(based on the patented and proprietary technology of Bion Environmental Technologies, Inc ("Bion")) as Stage I of the Project. Thereafter, Stage II of the Project will proceed under a Joint Venture ("JV") arrangement as outlined hereinafter and it shall include the integration of Stage I into Stage II on terms and conditions set forth herein. While it is recognized by FODF and BD that this Letter Agreement ("LA") will serve as the basis for more extensive contractual arrangements governing Stage II (and possibly portions of Stage
I) Facility Project, BD and FODF acknowledge that this LA is binding pursuant to its own terms as to Stage I and sets forth how FODF and BD shall proceed.

Project Overview. The project to be completed herein is phased such that it will be completed in two stages as follows:

A: Stage I Project:

The Stage I project includes construction of a long term Bion research
facility at FODF ("Stage I System").   The Stage I System will initially be
used to complete testing necessary for development of design criteria for permitting and construction of the integrated, full-scale Stage II installation ("Stage II Facility") at FODF. Following testing necessary to support permitting of the Stage II Facility, the Stage I System (at its initial location or as relocated adjacent to the Stage II Facility) will be utilized by Bion for ongoing research and testing of Bion's technology platform including without limitation testing the waste streams from other CAFO species. In the event of a biosecurity issue, FODF reserves the right to suspend any other species testing until the issue can be resolved to their satisfaction. Stage I project objectives include:

1. Operation of the Bion waste treatment technology on a dairy waste stream that has been pretreated via anaerobic digestion. The Stage I System will be operated using effluent each of: a) the Bos plug flow anaerobic digestion system; and b) the FODF compete mix anaerobic digestion system. The Bos dairy will be operated using manure bedding while the FODF dairy will use sand bedding. The objective is to finalize an environmental and economic operating analysis to determine the operational and economic differences attributable to the two bedding materials. It is FODFs objective to use sand bedding in conjunction with the Stage II Facility integrated Bion installation. FODF has provided Bion and BD with estimated sand removal and water usage levels and BD anticipates, subject to Stage I test results, that it will be able to successfully integrate a sand bedding capability into its technology platform based upon those estimates. See Attachment re water and sand issues.

2. Fine solids generated in the Bion treatment process at the Stage I System will be tested and processed as samples for potential users (such as fish food producers and feed providers). Additionally, samples will be provided to various wholesale and retailers in the organic fertilizer markets. Fine solids will be produced from both the Bos and FODF waste streams. Data from the two operating scenarios will be compared to determine if the solids have different characteristics and different potential market values.

3. Microfiltration systems will be tested at the Stage I System to develop design and operational criteria as well as technology economics for the Stage II Facility. Unit process performance data relative to effluent characteristics will be assessed to determine the environmental feasibility of eliminating/reducing lagoon storage in favor of ground or surface water discharges.

4. Various solids processing equipment and unit processes will be tested to identify their performance on the Bion waste stream and to develop design and costing criteria for the integrated, full-scale Stage II Facility.

5. Sampling, testing and analysis protocols will be developed for the trials completed at the Stage I System utilizing independent third party reviewers for process performance validation. This process validation program will be completed in a manner that supports standards-based permitting of the Stage II Facility.

Simultaneous with construction and operation of the Stage I System as outlined above, BD and FODF will work on planning and preliminary design of the integrated, full-scale Stage II Facility. Findings of the Stage I project investigations will be incorporated into the planning and design process as the Stage I work progresses and is completed.

The estimated cost of Stage I (system construction and testing operation in support of Stage II permitting) without any grant funds is $750,000. BD and FODF agree to provide funds for the net cost on a 50/50 basis; PROVIDED HOWEVER, FODF's contribution shall be convertible into the common stock of Bion on the same terms and conditions as Bion's next financing (which is expected to take place in June), and, therefore, BD and FODF acknowledge that upon such conversion and receipt of Bion common stock by FODF, BD and Bion will have paid the entire cost of Stage I.

FODF shall lease the site of the Stage I System (initial site and subsequent site as relocated adjacent to Stage II Facility)(and easements for access, ingress, egress, etc.) to BD for $1.00 per year (plus the other valuable consideration set forth herein) for a lease term ending 3 years from Stage I System commencement of operation, which lease shall be renewed annually during the operation of the Stage II Facility. .

B: Stage II Facility:

Stage I will provide the data that will enable the parties to determine Stage II Facility criteria for:

1. The final site, cost, projected profitability and emission standards for the integrated Stage II Facility.

2. Final formula for inclusion rate and pricing of wet distillers grain to be utilized as feed for the dairy herd.

3. The specifications for sand content and composition entering the Bion system will need to be determined between the parties.

4.   Possible addition of beef cattle waste stream to the FODF waste stream.

The Stage II Facility shall be owned and operated by JV (exact entity structure to be determined) between BD and FODF. The Stage II Facility shall be sized to treat the entire dairy waste stream including the proposed FODF expanded herd totaling no less than 20,000 milk cows and shall include without limitation:

1.   Bion waste treatment system;
2.   Anaerobic digester;
3.   Solids processing (drying and combustion) facilities;
4.   Ethanol plant (sized from 20MM GPY to 40+MM GPY); and
5. Such related facilities needed to optimize integration and renewable energy production and utilization.

FODF shall provide the JV with sufficient acreage (suitable to the specific needs of the Stage II Facility) at FODF for construction of the Stage II Facility (including Bion waste system, relocation of Stage I System, ethanol plant, and other items described above) together with facilities needed to support all Stage II Facility operations (including transport (rail & road), utilities, etc. JV will pay FODF a negotiated fair market value price for the real property needed for the Stage II Facility ("Site"). Costs of infrastructure on the Site needed for the Stage II Facility will be borne by the JV.

Upon a final agreement on these items and other design criteria, BD and FODF agree to proceed with JV on Stage II Facility and each will both contribute, on an "as-needed" basis, up to 10% of the total Stage II Facility project cost as equity contributions to JV (with the balance of the financing to be senior debt and, if required, sub-debt and/or preferred equity). BD will be the managing partner of JV. BD and FODF will be 50/50 "partners' in all JV distributions, etc.

JV shall license the technology of Bion and BD for use in the Stage II Facility on terms consistent with discussion to date.

By execution below, FODF and BD agree fund and commence construction and operation of the Stage I System and proceed forward toward Stage II Facility and JV on the terms set forth above.

Fair Oaks Dairy Farm/FODF



By /s/ Mike McCloskey
   Mike McCloskey


Bion Dairy Corporation/BD


By /s/ Mark A. Smith
   Mark A. Smith, President  6/19/06



                                  ATTACHMENT A



As part of the Stage II Facility project, FODF will implement water conservation measures and pre-treat influent waste stream to achieve the following influent waste loadings:

-        Manure Waste: 18 gallons/milk cow-day
-        Milk House/Parlor Waste:  17 gallons/milk cow-day
-        Bedding: Concrete sand @ 45-lb/cow-day
-        No other waste sources have been identified by FODF.

FODF will plan, design, construct, operate and maintain pretreatment operations (at FODF's cost and expense) necessary to achieve a minimum removal of 98% of the sand contained in the influent waste stream prior to the waste stream being discharged to the Stage II Facility's downstream treatment operations and equipment.